Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-147644), as amended, pertaining to the 2007 Equity Incentive Plan and the 2006 Share Option Plan of Hanwha SolarOne Co., Ltd. of our reports dated June 3, 2011, with respect to the consolidated financial statements of Hanwha SolarOne Co., Ltd. and the effectiveness of internal control over financial reporting of Hanwha SolarOne Co., Ltd., included in this Annual Report (Form 20-F) for the year ended December 31, 2010.
/s/ Ernst & Young Hua Ming
Shanghai, People’s Republic of China
June 3, 2011